Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS’

To the Board of Directors,

DRS Technologies, Inc.

We consent to the use of our report dated February 16, 2005, relating to the combined financial statements of Night Vision Equipment Company, Inc. and Excalibur Electro Optics, Inc. (the “Affiliate”) as of and for the year ended December 31, 2003, which appears in this Current Report on Form 8-K/A of DRS Technologies, Inc.

/s/ Buckno Lisicky & Company

Allentown, Pennsylvania

February 23, 2005